Exhibit 99.1

Steel Connect Announces Disposition of IWCO

SMYRNA, Tenn.⸺ (BUSINESS WIRE)—February 25, 2022 ⸺ Steel Connect, Inc. (“Steel Connect”) (NASDAQ: STCN) today announced the full disposition of its wholly owned subsidiary, IWCO Direct Holdings, Inc. (“IWCO”), to an investor group led by affiliates of Cerberus Capital Management, L.P. (“Cerberus”), IWCO’s senior secured lender.

Beginning in the second quarter of 2020, with the shutdown of the U.S. economy due to the COVID-19 pandemic, IWCO’s business was significantly and adversely affected by a material reduction in customer mailing activities. Against this background, Steel Connect held extensive discussions with Cerberus about amending and extending IWCO’s credit facility with Cerberus under which there is approximately $361 million outstanding that matures in December 2022. In addition, Steel Connect’s board considered a range of strategic options to address the impending maturity. In mid-January 2022, it became apparent that it would not be possible to extend or refinance the credit facility prior to its maturity. In addition, short-term funding under the revolving credit facility became unavailable. As previously disclosed, IWCO is in the process of implementing a competitive improvement plan (“CIP”) intended to address the changing requirements of its customers and markets. Despite initial favorable outcomes and improving prospects from the CIP, Steel Connect was unable to identify alternatives to refinance IWCO’s indebtedness given the magnitude of that indebtedness relative to the performance of IWCO’s business.

In light of these developments, the board of Steel Connect determined that it was in the best interests of Steel Connect’s shareholders to pursue an orderly and consensual disposition of IWCO to the Cerberus-led investor group. Although the board considered other alternatives for IWCO, the board concluded that such alternatives would not be viable. Steel Connect did not receive any cash consideration from the Cerberus-led investor group in exchange for the disposition of IWCO.

Steel Connect will have no net debt following the disposition of IWCO. ModusLink Corporation, Steel Connect's other operating unit, is unaffected by the disposition of IWCO.

Houlihan Capital served as financial advisor to Steel Connect, Inc. in connection with the transaction. White & Case LLP served as counsel to Steel Connect, Inc. and Brown Rudnick LLP served as counsel to IWCO Direct Holdings, Inc. in connection with the transaction.

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Contacts

Investor Relations

Jennifer Golembeske

914-461-1276

investorrelations@steelconnectinc.com